Exhibit 99.1

Intermex Reports Fourth-Quarter and Full Year Results

Operations drive double-digit increases in key financial measures

Company to Host Conference Call Today at 9 a.m. ET

MIAMI, (March 8, 2023) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), one of the nation’s leading omnichannel money transfer services to Latin America, today reported strong growth for the fourth quarter and full year 2022. With double-digit increases in all of the Company’s full year key financial performance measures, the Company continues its track record of exceptional earnings growth as a public company.

Financial performance highlights for the fourth quarter of 2022 compared with the same period last year are:
•	Revenues of $154.4 million, an increase of 21.4%;
•	Net Income of $13.1 million, a decrease of 0.5%;
•	Diluted EPS of $0.35 per share, an increase of 6.1%;
•	Adjusted Net Income of $17.6 million, an increase of 10.4%;
•	Adjusted Diluted EPS of $0.46 per share, an increase of 15.0%;
•	Adjusted EBITDA of $29.1 million, an increase of 22.4%; and
•	Net Free Cash Generated of $13.7 million, an increase of 24.6%.

Full Year 2022 – Highlights compared with the prior-year
•	Revenues of $546.8 million, an increase of 19.1%;
•	Net Income of $57.3 million, an increase of 22.4%;
•	Diluted EPS of $1.48, an increase of 23.3%;
•	Adjusted Net Income of $69.9 million, an increase of 21.6%;
•	Adjusted Diluted EPS of $1.81, an increase of 23.1%;
•	Adjusted EBITDA of $105.2 million, an increase of 21.4%; and
•	Net Free Cash Generated of $59.6 million, an increase of 25.2%.

“Intermex finished 2022 on a high note, again achieving double-digit revenue growth during the fourth quarter and setting a single-day record for the total number of wire transfers we completed for our customers during the Christmas holiday season,” said Bob Lisy, the Company’s chairman, chief executive officer and president. “The outstanding full-year and fourth quarter operating performance underscores the competitive advantage Intermex maintains as one of the world’s leading, omnichannel remittance service providers.”

“We consistently outperform in our sector by staying laser focused on the fundamentals that drive our business,” Lisy said. “We are driving transaction growth with attractive margins through our growing network of retail locations and our digital app. Our unique, omni-channel strategy is resonating in our markets and creating tremendous value for the Company and its shareholders.”

Fourth Quarter 2022 Financial Results (all comparisons are to the Fourth Quarter 2021)
Total revenues for the Company were $154.4 million, up 21.4%. Contributing to the strong revenue growth was the record 13.7 million money transfer transactions, up 23.0%, driven by a 31.4% increase in unique, active customers to 3.7 million in the quarter. Also contributing to the record number of transactions was the 84% growth in digital transactions. Total transaction growth resulted in a 18.5% increase in the principal amount transferred to $5.8 billion. This principal translates to a 22.0% market share in the combined Mexico, Guatemala, El Salvador, and Honduras markets, up from 21.4% in the fourth quarter of 2021. The 2022 period also reflects the previously reported acquisition of La Nacional Corp. from November 1, 2022.

Net income was $13.1 million, down 0.5%. Diluted earnings per share increased 6.1% to $0.35. Net income and EPS reflect the increased revenues, improved efficiencies on service charges from agents and banks, lower amortization expense, and lower share count resulting from stock repurchases. These benefits were offset by increases in salaries, general and administrative expenses, interest expense, tax expense, and transaction charges related to the La Nacional acquisition.

Adjusted net income increased 10.4% to $17.6 million, and adjusted diluted earnings per share were $0.46, an increase of 15.0%, reflecting the items noted above in net income, adjusted for certain non-cash expenses, other charges, tax adjustments, non-cash stock expense, and the charges related to the La Nacional acquisition, all as detailed in the reconciliation tables below.

Adjusted EBITDA increased 22.4% to $29.1 million, primarily due to the same factors driving net income discussed above and the higher net effect of the adjusting items detailed in the reconciliation table below.

Adjusted and other non-GAAP measures discussed above and elsewhere in this press release are defined below under the heading, Non-GAAP Measures.

Full-Year 2022 Financial Results (all comparisons are to the full-year 2021)
Revenues increased by 19.1% to $546.8 million. Driving that growth was a 19.2% increase in net money transfer transactions, which includes a 100% increase in digital transactions. Principal amount sent increased 21.2% to $21.0 billion.

The Company reported net income of $57.3 million, an increase of 22.4%. Diluted earnings per share were $1.48, an increase of 23.3%, attributable to the full-year effects of the same items noted above for the fourth quarter of 2022.

Adjusted net income totaled $69.9 million, an increase of 21.6%. Adjusted diluted earnings per share totaled $1.81, an increase of 23.1%, attributable to the the annualized net effect of the items noted above for the fourth quarter of 2022.

Adjusted EBITDA increased 21.4% to $105.2 million, attributable to the same items noted above for the fourth quarter of 2022 and the higher net effect of the adjusting items detailed in the reconciliation table below.

Other Items
The Company ended 2022 with $149.5 million in cash and $155.2 million in debt which includes $76.0 million from the Company’s revolving credit facility. Net Free Cash Generated was up 24.6% to $13.7 million in the fourth quarter of 2022, and was $59.6 million for the full year, an increase of 25.2% from the prior year.

The Company repurchased approximately 465,000 shares of its common stock for $10.0 million during the fourth quarter of 2022 at a weighted average price of $21.48 per share. Additionally, through the first quarter of 2023 to date, the company repurchased 243,000 shares for $5.7 million, leaving $2.5 million of the original $40 million authorization for its buyback program.

On March 3rd the Company’s board of directors authorized an additional $100 million for future share repurchases.  The authorization does not obligate the Company to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the Company's discretion. Stock repurchases may be made from time to time and the actual amount repurchased will depend on a variety of factors including market conditions, cash flow, and liquidity needs, regulatory and legal requirements, and other factors. The stock repurchases may be made in both open market and privately negotiated transactions and may include the use of derivative contracts, structured share repurchase agreements, and Rule 10b5-1 and Rule 10b-18 trading plans. Repurchases are expected to be funded from cash on hand. The Company had approximately 36.6 million shares of common stock outstanding as of December 31, 2022.

2023 Guidance
The Company is providing full-year and first quarter guidance, and expects:

Full year 2023, compared to the prior year:
■	Revenue of $667.0 million to $688.5 million, an increase of 22% to 26%.
■	Net Income of $66.5 million to $69.0 million, an increase of 16% to 20%.
■	Adjusted EBITDA of $120.0 million to $124.5 million, an increase of 14% to 18%.

First quarter 2023, compared to the prior year quarter:
■	Revenue of $140.9 million to $145.5 million, an increase of 23% to 27%.
■	Net Income of $11.6 million to $11.7 million, a decrease of (1%) to flat.
■	Adjusted EBITDA of $22.5 million to $22.8 million, an increase of 9% to 10%.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe they help highlight trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of intangibles resulting from business acquisition transactions, non-cash compensation costs, and other items outlined in the reconciliation tables below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per Share – Basic and Diluted is calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income, net income, net income margin or earnings per share as a measure of operating performance or cash flows, or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA, and Net Free Cash Generated, as well as a reconciliation of Earnings per share to Adjusted Earnings per share and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the unaudited condensed consolidated financial statements. A quantitative reconciliation of projected Adjusted Net Income and Adjusted EBITDA to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and quantifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs and expenses related to acquisitions and other transactions, share-based compensation, tax effects of certain adjustments and losses related to legal contingencies or disposal of assets.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. The conference call can be heard by dialing: 1-844-826-3033 (U.S.) or 1-412-317-5185 (outside the U.S.) ten minutes before the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com. Registration for the event is required, so please register at least five minutes before the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could affect our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, and expectations for the Company. These statements may include and be identified by words or phrases such as, without limitation, “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance”, “remains”, and similar expressions (including the negative and plural forms of such words and phrases). Our forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are beyond our control, that could cause actual results to differ from those expressed or implied by the forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows and liquidity. Such factors include, among others, our ability to successfully execute, manage and integrate key acquisitions and mergers, including the completed acquisition of Envios de Valores La Nacional Corp. and the pending acquisition of LAN Holdings, Corp.; economic factors such as inflation, the level of economic activity and labor market conditions, as well as rising interest rates, recession risks, public health conditions, responses thereto and the economic and market effects thereof; competition in the markets in which we operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; our ability to maintain favorable agent relationships; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity or financial institution illiquidity; new technology or competitors such as digital platforms; cyber-attacks or disruptions to our information technology, computer network systems, data centers and phone apps; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with applicable regulatory requirements; international political factors, political stability, tariffs, border taxes or restrictions on remittances or transfers;  currency restrictions and volatility in countries in which we operate or plan to operate; consumer fraud and other risks relating to the authenticity of customers’ orders; changes in immigration laws and their enforcement; our ability to protect intellectual property rights; our ability to recruit and retain key personnel; and other factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States and Canada to 18 countries in Latin America and the Caribbean, including Mexico and Guatemala, eight countries in Africa, two countries in Asia, and two countries in Europe, through a network of independent neighborhood agents and company-owned stores. The Company provides the digital movement of money through a network of agent retailers in the United States and Canada; through Company-operated stores; digitally through our mobile app; and via the Company’s website. Transactions are fulfilled and paid through thousands of retail and bank locations in Latin America, Africa, Asia, and Europe. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, and Guatemala City, Guatemala. For more information about Intermex, please visit www.intermexonline.com.

Mike Gallentine
Vice President of Investor Relations
mgallentine@intermexusa.com
tel. 305-671-8005

Condensed Consolidated Balance Sheets

	December 31,
(in thousands of dollars)	2022	2021
ASSETS
Current assets:
Cash	$149,493	$132,474
Accounts receivable, net	129,808	67,317
Prepaid wires, net	90,386	56,766
Prepaid expenses and other current assets	12,749	6,988
Total current assets	382,436	263,545

Property and equipment, net	28,160	17,905
Goodwill	49,774	36,260
Intangible assets, net	19,826	15,392
Other assets	31,876	7,434
Total assets	$512,072	$340,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$4,975	$3,882
Accounts payable	25,686	23,151
Wire transfers and money orders payable, net	112,251	56,066
Accrued and other liabilities	41,855	33,760
Total current liabilities	184,767	116,859

Long-term liabilities:
Long-term debt, net	150,235	79,211
Lease liabilities, net	23,272	-
Deferred tax liability, net	3,892	1,426
Total long-term liabilities	177,399	80,637

Stockholders' equity:
Total stockholders' equity	149,906	143,040
Total liabilities and stockholders' equity	$512,072	$340,536

Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars, except for share data)	2022	2021	2022	2021	2020
	(Unaudited)
Revenues:
Wire transfer and money order fees, net	$132,822	$108,832	$469,162	$393,241	$307,909
Foreign exchange gain, net	20,201	17,485	72,920	62,832	46,763
Other income	1,414	858	4,723	3,133	2,537
Total revenues	154,437	127,175	546,805	459,206	357,209

Operating expenses:
Service charges from agents and banks	102,087	84,806	364,804	307,458	238,597
Salaries and benefits	15,313	12,156	52,224	43,065	32,831
Other selling, general and administrative expenses	9,904	7,784	34,394	30,334	22,086
Transaction costs	2,531	1,006	3,005	1,006	-
Depreciation and amortization	2,758	2,449	9,470	9,491	10,828
Total operating expenses	132,593	108,201	463,897	391,354	304,342

Operating income	21,844	18,974	82,908	67,852	52,867

Interest expense	2,099	976	5,629	4,537	6,566

Income before income taxes	19,745	17,998	77,279	63,315	46,301

Income tax provision	6,678	4,866	19,948	16,472	12,517

Net income	$13,067	$13,132	$57,331	$46,843	$33,784

Earnings per common share:
Basic	$0.35	$0.34	$1.52	$1.22	$0.89
Diluted	$0.35	$0.33	$1.48	$1.20	$0.88

Weighted-average common shares outstanding:
Basic	36,941,754	38,608,869	37,733,047	38,474,040	38,060,290
Diluted	37,788,404	39,236,948	38,625,390	39,103,450	38,358,171

Reconciliation from Net income to Adjusted Net income

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars, except for share data)	2022	2021	2022	2021	2020

	(Unaudited)		(Unaudited)

Net Income	$13,067	$13,132	$57,331	$46,843	$33,784

Adjusted for:
Share-based compensation (a)	1,560	1,219	7,118	4,601	3,237
Offering costs (b)	-	-	-	-	509
TCPA settlement (c)	-	-	-	-	60
Loss on bank closure (d)	-	-	1,583	2,000	252
Transaction costs (e)	2,531	1,006	3,005	1,006	-
Other charges and expenses (f)	382	112	1,141	1,705	637
Amortization of intangibles (g)	1,186	1,263	4,102	5,052	6,841
Income tax benefit related to adjustments (h)	(1,176)	(842)	(4,376)	(3,738)	(2,981)
Adjusted Net Income	$17,550	$15,890	$69,904	$57,469	$42,339

Adjusted Earnings per share
Basic	$0.48	$0.41	$1.85	$1.49	$1.11
Diluted	$0.46	$0.40	$1.81	$1.47	$1.10

(a) Represents shared-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents expenses incurred for professional and legal fees in connection with secondary offerings for the Company’s common stock.

(c) Represents legal fees for the settlement of a class action lawsuit related to the Telephone Consumer Protection Act.

(d) Represents losses related to the closure of financial institutions in Mexico.

(e) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions.

(f) Represents primarily loss on disposal of fixed assets, including a write-off of software development expenditures in an amount of $1.0 million during the year ended December 31, 2021 and foreign currency (gains) losses.

(g) Represents the amortization of intangible assets that resulted from business combination transactions.

(h) Represents the current and deferred tax impact of the taxable adjustments to net income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to Net Income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three months ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.35	$0.34	$1.52	$1.22
Adjusted for:
Share-based compensation	0.04	0.03	0.19	0.12
Loss on bank closure	-	-	0.04	0.05
Transaction costs	0.07	0.03	0.08	0.03
Other charges and expenses	0.01	NM	0.03	0.04
Amortization of intangibles	0.03	0.03	0.11	0.13
Income tax benefit related to adjustments	(0.03)	(0.02)	(0.12)	(0.10)
Non-GAAP Adjusted Basic Earnings per Share	$0.48	$0.41	$1.85	$1.49

NM—Amount is not meaningful

The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three months ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.35	$0.33	$1.48	$1.20
Adjusted for:
Share-based compensation	0.04	0.03	0.18	0.12
Loss on bank closure	-	-	0.04	0.05
Transaction costs	0.07	0.03	0.08	0.03
Other charges and expenses	0.01	NM	0.03	0.04
Amortization of intangibles	0.03	0.03	0.11	0.13
Income tax benefit related to adjustments	(0.03)	(0.02)	(0.11)	(0.10)
Non-GAAP Adjusted Diluted Earnings per Share	$0.46	$0.40	$1.81	$1.47

NM—Amount is not meaningful

The table above may contain slight summation differences due to rounding

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,

(in thousands of dollars)	2022	2021	2022	2021	2020

	(Unaudited)		(Unaudited)
Net income	$13,067	$13,132	$57,331	$46,843	$33,784

Adjusted for:
Interest expense	2,099	976	5,629	4,537	6,566
Income tax provision	6,678	4,866	19,948	16,472	12,517
Depreciation and amortization	2,758	2,450	9,470	9,491	10,828
EBITDA	24,602	21,424	92,378	77,343	63,695
Share-based compensation (a)	1,560	1,219	7,118	4,601	3,237
Offering costs (b)	-	-	-	-	509
TCPA settlement (c)	-	-	-	-	60
Loss on bank closure (d)	-	-	1,583	2,000	252
Transaction costs (e)	2,531	1,006	3,005	1,006	-
Other charges and expenses (f)	383	112	1,141	1,705	637
Adjusted EBITDA	$29,076	$23,761	$105,225	$86,655	$68,390

(a) Represents share-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents expenses incurred for professional and legal fees in connection with secondary offerings of the Company’s common stock.

(c) Represents legal fees for the settlement of a class action lawsuit related to the Telephone Consumer Protection Act.

(d) Represents losses related to the closure of financial institutions in Mexico.

(e) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions.

(f) Represents primarily loss on disposal of fixed assets, including a write-off of software development expenditures in an amount of $1.0 million during the year ended December 31, 2021 and foreign currency (gains) losses.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net Income Margin	8.5%	10.3%	10.5%	10.2%
Adjusted for:
Interest expense	1.4%	0.8%	1.0%	1.0%
Income tax provision	4.3%	3.8%	3.6%	3.6%
Depreciation and amortization	1.8%	1.9%	1.7%	2.1%
EBITDA	15.9%	16.8%	16.9%	16.8%
Share-based compensation	1.0%	1.0%	1.3%	1.0%
Loss on bank closure	0.0%	0.0%	0.3%	0.4%
Transaction costs	1.6%	0.8%	0.5%	0.2%
Other charges and expenses	0.2%	0.1%	0.2%	0.4%
Adjusted EBITDA Margin	18.8%	18.7%	19.3%	18.9%

The table above may contain slight summation differences due to rounding

Reconciliation of Net Income to Net Free Cash Generated

	For the three months ended December 31,		For the year-ended December 31,
(in thousands of dollars)	2022	2021	2022	2021	2020
	(Unaudited)		(Unaudited)

Net income for the period	$13,067	$13,132	$57,331	$46,843	$33,784

Depreciation and amortization	2,758	2,450	9,470	9,491	10,828
Stock compensation expense	1,560	1,219	7,118	4,601	3,237
Provision for credit losses	550	529	2,572	1,537	1,801
Cash used in investing activities	(3,149)	(5,250)	(12,529)	(10,773)	(4,062)
Term loan pay downs	(1,094)	(1,094)	(4,375)	(4,103)	(7,661)

Net free cash generated during the period	$13,692	$10,986	$59,587	$47,596	$37,927